Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Sunshine Biopharma, Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Sunshine Biopharma, Inc.in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:  February 3, 2022

/s/ Dr. Andrew Keller
Dr. Andrew Keller